ASSET PURCHASE AGREEMENT

By and Between

VHGI GULF COAST HOLDINGS, LLC,

as Buyer

and

JOSEPH HILL, CHAPTER 7 TRUSTEE FOR YAZOO PIPELINE CO., L.P., CASE NO.
08-38121-H1-11; STERLING EXPLORATION & PRODUCTION CO., L.L.C., CASE NO.
08-38123-H4-11; DEBTORS (JOINTLY ADMINISTERED),

as Seller

Dated
March 31, 2010

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of March 31, 2010, is entered by and between VHGI Gulf Coast Holdings, LLC, a Texas limited liability company, or its assigns (“Buyer”), and Joe Hill, the duly appointed Chapter 7 Trustee For Yazoo Pipeline Co., L.P. (“Yazoo”), case no. 08-38121-H1-11 and Sterling Exploration & Production Co., L.L.C. (“Sterling”), case no. 08-38123-H4-11; debtors (jointly administered) (“Seller”).

BACKGROUND

WHEREAS, Yazoo and Sterling (the “Debtors”) filed petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”), initiating case numbers case nos. 08-38121-H1-11 and 08-38123-H4-11 (the “Bankruptcy Cases”) in the United States Bankruptcy Court for the District of Texas (the “Bankruptcy Court”) on December 23, 2008 (the “Petition Date”); and

WHEREAS, the Bankruptcy Cases were ordered to be jointly administered on December 31, 2008; and

WHEREAS, the Bankruptcy Cases were converted to Chapter 7 cases on December 8, 2009; and

WHEREAS, the Bankruptcy Court appointed Seller as Chapter 7 Trustee of the Debtors on December 8, 2009; and

WHEREAS, Buyer and Seller contemplate that Buyer will purchase, and Seller will sell, assign and transfer, the Assets (as defined below), pursuant to an order of the Bankruptcy Court approving such sale under Sections 105, 363, and 365 of the Bankruptcy Code and the terms and conditions of this Agreement; and

WHEREAS, Seller desires to sell, assign and transfer the Assets to further its efforts to maximize recovery for the creditors of the Debtors;

NOW THEREFORE, for good and valuable consideration, the parties hereto agree as follows:

AGREEMENT

 ARTICLE 1
DEFINITIONS

Certain terms are used in this Agreement as specifically defined herein.

1.1 Listed Definitions.

“Action” means any and all civil, criminal or administrative actions, lawsuits, arbitrations, investigations, proceedings, hearings, charges, complaints, citations, demands, assessments, audits, judgments and claims (including employment-related claims or audits by any taxing authority), regardless of whether a proceeding or lawsuit has been initiated, relating to or asserted by a Person.

“Affiliate” means, as to any specific Person on the date of determination, any Person meeting the definition of “affiliate” provided by Section 101(2) of the Bankruptcy Code.

“Alternative Transaction” means any agreement or transaction involving the sale (in a single transaction or a series of related transactions) of all or a substantial portion of the Assets, or the issuance or sale (in a single transaction or series of related transactions) of all or substantially all of the equity interests, of the Debtors or any of their successors, to any party other than Buyer or a designee of Buyer.

“Assets” is defined in Section 2.1.

“Assumed Contracts” is defined in Section 2.1.3.

“Assumed Liabilities” is defined in Section 2.3.

“Bankruptcy Code” is defined in the recitals to this Agreement.

“Bidding Procedures Motion” means the motion, supporting papers, notices and form of Bidding Procedures Order, all in form and substance reasonably acceptable to Buyer in its reasonable discretion, seeking approval and entry of the Bidding Procedures Order.

“Bidding Procedures Order” means an order entered by the Bankruptcy Court, in form substantially similar to Exhibit E hereto.

“Bill of Sale and Assignment” is defined in Section 5.1(c).

“Bond Funds” means the $710,000, P-5 Operators cash bond that Sterling E&P deposited with the Texas Railroad Commission in lieu of posting a bond.

“Buyer Termination Event” means the consummation of an Alternative Transaction, including a sale of all or a substantial portion of the Assets to a third party other than the Buyer, prior to May 4, 2010.

“Buyer Termination Fee” is defined in Section 4.5.

“Chapter 5 Causes of Action” means any cause of action arising under Chapter 5 of the Bankruptcy Code.

“Closing” is defined in Section 6.1.

“Closing Date” is defined in Section 6.1.

“Code” means the federal Internal Revenue Code of 1986, any successor statute of similar import, and the rules and regulations thereunder, collectively and as from time to time amended and in effect.

“Competing Bid” shall have the meaning set forth in Section 4.4(a) of this Agreement.

“Contractual Obligations” means, as to a specified Person, all contracts, agreements, arrangements, deeds, mortgages, options, leases or licenses, written or oral, to which such Person is a party or otherwise subject, or by which such Person or any of such Person’s assets or property are legally bound.

“Cure Amount” means all liabilities, claims, obligations, and commitments for all cure, compensation and reinstatement costs or expenses of or relating to the assumption and assignment of the Assumed Contracts under § 365 of the Bankruptcy Code, but in each case only to the extent that the same are required to be paid in order to assign the Assumed Contracts to Buyer (and for Buyer to assume such Assumed Contracts from and after Closing in accordance with this Agreement) pursuant to § 365 of the Bankruptcy Code.

“Effective Time” means 12:00 a.m. on the Closing Date.

“Estates” means the estates of the Debtors created by § 541 upon the commencement of the Bankruptcy Case.

“Environmental Laws” means any and all Laws promulgated or entered into by any Governmental Authority relating to safety or health, pollution or the protection, clean-up or restoration of the environment, conservation, preservation or reclamation of natural resources, or the management, Release or threatened Release of Hazardous Substances, including the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901, et seq., the Oil Pollution Act of 1990, 33 U.S.C. §§ 2701 et seq., the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq. (“CERCLA”), the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq., the Clean Air Act of 1970, as amended, 42 U.S.C. §§ 7401 et seq., the Toxic Substances Control Act of 1976, 15 U.S.C. §§ 2601 et seq., the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq., the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. §§ 300(f) et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1801 et seq., and any similar or implementing state or local law, and all amendments or regulations issued thereunder.

“GLO” means the General Land Office for the State of Texas.

“GLO Term Amount” is defined in Section 6.3.

“Governmental Authority” means any nation or government, any state, local or other political subdivision thereof, and any entity, department, commission, bureau, agency, authority, court, or official, domestic or foreign, exercising executive, judicial, regulatory or administrative functions of or pertaining to government.

“Hazardous Substances” means all explosive or regulated radioactive, hazardous or toxic substances, wastes or chemicals, petroleum (including crude oil or any fraction thereof) or petroleum distillates, insecticides, pesticides,  industrial substances or wastes, PCBs, or any constituent of any such substances or wastes, mold, fungi, asbestos or asbestos containing materials, and any materials defined or regulated by or pursuant to any Environmental Laws as hazardous, a pollutant or a contaminant, including materials listed in 49 C.F.R. § 172.101 or defined as hazardous substances by Section 101(14) of CERCLA.

“Intellectual Property” means any of the following: (1) U.S. and non-U.S. patents, and applications for either; (2) U.S. and non-U.S. registered and unregistered trademarks, service marks and other indicia of origin, pending trademark and service mark registration applications, and intent-to-use registrations or similar reservations of marks; (3) registered and unregistered copyrights and mask works, and applications for registration of either; (4) internet domain names, applications and reservations therefore, uniform resource locators and the corresponding Internet sites; and (5) trade secrets and proprietary information not otherwise listed in (1) through (4) above, including unpatented inventions, invention disclosures, moral and economic rights of authors and inventors (however denominated), confidential information, technical data, customer lists, corporate and business names, trade names, trade dress, brand names, know-how, show-how, mask works, formulae, methods (whether or not patentable), designs, processes, procedures, technology, source codes, object codes, computer software programs, databases, data collections and other proprietary information or material of any type, and all derivatives, improvements and refinements thereof, howsoever recorded, or unrecorded.

“Law” means, at the applicable time, each provision of any then existing federal, state, local or foreign law, statute, standard, ordinance, code, order, rule, regulation, or resolution (including, Environmental Laws), each term of any order, judgment or decree then currently existing, of any arbitrator, tribunal or Governmental Authority (including, the U.S. Patent Office), and each provision of any license, franchise, permit or similar right granted under any of the foregoing.

“Liability” means, without limitation, any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, deficiency, damage, cost, expense, commitment, obligation or responsibility, absolute or contingent, fixed or unfixed, matured or unmatured, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured (including, attorneys’, accountants’ and consultants’ fees and costs of court).

“Leases” mean the oil and gas leases identified on Exhibit C attached hereto.

“Lien” means, as to any specified property or asset, any Contractual Obligation or any Law as a result of which there will (A) exist any encumbrance, mortgage, pledge, lien, equity, claim, charge (floating or fixed), restriction on transfer or other security interest of any kind upon such property or assets, or upon the income or profits therefrom; (B) exist any arrangement or agreement which prohibits the creation of any of the items described in Subpart (A) of this definition; (C) have occurred any transfer (absolute or contingent) of any of such property or assets for the purposes of subjecting the same to the payment of indebtedness or performance of any other obligation in priority to payments to general creditors; (D) have occurred an acquisition of, or exist an agreement or option, right of first refusal or preferential purchase right to acquire, such property or assets upon conditional sale or other title retention device or Contractual Obligation (including a capitalized lease); or (E) exist any right, interest or easement of any other Person in or to such property or asset.

“Person” means an individual, partnership, limited partnership, limited liability partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization, and any Governmental Authority or other legal entity of any kind.

“Petition Date” is defined in the recitals to this Agreement.

“Purchase Price” is defined in Section 2.5.

“Qualified Bidders” shall mean those persons who, on or before the Bid Deadline (as defined in the Bidding Procedures Order), (i) shall have delivered to Seller executed sale documents providing for a purchase in the amount equal to the Purchase Price plus any applicable overbid required by the Bidding Procedures Order; (iii) shall provide Seller a deposit in the amount of $250,000; and (v) shall provide evidence that bidder is reasonably capable (based on availability of financing, experience, and other considerations) of consummating the transaction based on the bid, if selected as the successful bidder.

“Release” means any spilling, emitting, leaking, pumping, pouring, emptying, injecting, escaping, dumping, depositing, disposing, discharging, dispersing, leaching, emanating or migrating of any Hazardous Substances (including the abandoning or discarding of barrels, containers and other closed receptacles containing any Hazardous Substance) in, into, onto, or through the environment (including ambient air, surface water, groundwater, soils, land surface, subsurface strata, workplace or structure).

“Required Consent” is defined in Section 3.2(b).

“RRC” means the Texas Railroad Commission.

“Sale Motion” means the motion, supporting papers, notices and form of Sale Order, all in form and substance reasonably acceptable to Buyer in its reasonable discretion, seeking approval and entry of the Sale Order.

“Sale Order” means an order entered by the Bankruptcy Court, in form substantially similar to Exhibit F, (i) authorizing Seller to sell the Assets to Buyer pursuant to this Agreement and Sections 363 and 365 of the Bankruptcy Code, free and clear of all Liens in or on the Assets (including any and all “claims and interests” in the Assets within the meaning of Section 363(g) of the Bankruptcy Code), other than Permitted Liens related to the Assumed Liabilities, such that Buyer will not incur any liability as a successor to the Business or the Assets; (ii) releasing all Actions that it holds against Buyer or its Affiliates, including Actions arising under Article 5 of the Bankruptcy Code; (iii) finding that Buyer is a good faith purchaser pursuant to Section 363(m) of the Bankruptcy Code; and (iv) retaining jurisdiction over any (y) Actions asserted against Buyer related to the Assets (other than related to Assumed Liabilities) and the Liabilities not included in the Assumed Liabilities, and (z) any matters relating to the transactions contemplated by this Agreement, with the final form and substance of such Order to be acceptable to Buyer in its sole discretion.

“Seller” is defined in the introductory paragraph of this Agreement.

“Sterling Bond Defaults” is defined in Section 6.4(c).

ARTICLE 2
PURCHASE AND SALE OF THE ASSETS

2.1 Assets.  On the terms and subject to the conditions set forth in this Agreement and subject to entry of the Sale Order and Bid Procedures Order, on the Closing Date, pursuant to Sections 363 and 365 (and other applicable sections) of the Bankruptcy Code, except as otherwise provided in Section 2.2, and subject to the terms and conditions of this Agreement, Buyer will purchase and acquire from Seller, and Seller will sell, assign, transfer and deliver, or cause to be sold, assigned, transferred and delivered, to Buyer, free and clear of all Liens, other than Permitted Liens, (the “Contemplated Transactions”) all of Seller’s right, title and interest in, to and under all of the assets and property of Yazoo and Sterling including, except the Excluded Assets (collectively, the “Assets”), which Assets include, but are not limited to the following:

(a) Sterling Assets.  The assets of Sterling, including without limitation:

(i)	All leases in the High Island area and all leases in the Matagorda Bay Area more fully described in Exhibit C attached hereto;

(ii)	All wellbores and platforms in the Matagorda Bay area and the High Island area more fully described in Exhibit D attached hereto;

(iii)
All data and records relating to the operations of Sterling located at the Bering office and in Field offices, in Charles Cheatham’s house and in the offices of EMS USA located at 2000 Bering, Suite 600, Houston, Texas 77057;

(iv)	All furniture, fixtures and office equipment in the Sterling office at Suite 850, 675 Bering, Houston, Texas that is property of the Estates;

(v)	All property deposits and prepaid expenses;

(vi)
All maps, seismic licenses, work product of Sterling or its employees or consultants available to Sterling and Seller, well files, and all technical data and reports pertaining or relating to Sterling and its current wells and potential exploration and drilling plans and prospects in Matagorda Bay and High Island, to the extent transferable;

(vii)
All tangible personal property, including but not limited to machinery and equipment, all spare parts, manuals and drawings, tools and accessories, office furnishings (if any), accounting systems, computers, software and records. This would include the furniture moved to and located at the offices of EMS, USA at 2000 Bering, suite 600, Houston, Texas 77057; and

(viii)	The Bond Funds.

(b) The assets of Yazoo, including without limitation:

(i)
All tangible personal property, including but not limited to machinery and equipment, all spare parts, manuals and drawings, tools and accessories, office furnishings (if any), accounting systems, computers, software and records;

(ii)	The 16 inch gas pipeline and the 8-5/8 inch gas pipeline in Matagorda Bay and all the laterals connected to it more fully described in Exhibit A attached hereto; and

(iii)
The 4-1/2 inch and 16 inch oil pipelines and the 16 inch gas pipeline in the High Island area and all the laterals connected to it more fully described in Exhibit A and all shore facilities more fully described in Exhibit B attached hereto.

2.2 Excluded Assets.  Notwithstanding Section 2.1. above, the following assets of the Estates are not intended to be sold or transferred to Buyer pursuant to this Agreement:

(a) All Chapter 5 avoidance actions which may be brought by Seller to avoid preferences and fraudulent transfers or any other causes of action belonging to the Estates; and

(b) Any cash held by Seller as property of the Estates.

(c) Any accounts receivable as of the Closing Date.

2.3 Assumed Liabilities.  Effective as of the Effective Time, Buyer will assume only the Leases (excluding any Liabilities thereunder occurring on or prior to the Effective Time, but including all of the Debtor’s P-4 obligations, disclosing Buyer’s proposed operator, and agreeing that such operator  must execute a P-5 Organization Report, the “Assumed Liabilities”).

2.4 Excluded Liabilities.  Notwithstanding any contrary provision in this Agreement or in any other writing, Buyer is assuming only the Assumed Liabilities and is not assuming any other Liability of the Estates, Seller, or any other Person.

2.5 Purchase Price.  The consideration for the Assets shall be $4,500,000.00 (the  “Purchase Price”).

2.6 Deposit.  As promptly as possible, but in any event within three (3) Business Days after the execution of this Agreement, Buyer shall deposit with Seller by wire transfer of immediately available funds, an amount equal to Two Hundred Fifty Thousand Dollars ($250,000) (the “Deposit Funds”), such deposit to be released by Seller and delivered to either Buyer or Seller, in accordance with the provisions of this Agreement and the Sale Order.  Pursuant to this Agreement, the Deposit Funds shall be deposited into the Trustee’s account ( the “Deposit”) and distributed as follows:

(a) if the Closing shall occur, the Deposit Funds shall be delivered to Seller as partial consideration for the Assets;

(b) if this Agreement is terminated by Seller pursuant to Section 7.1(e)(iii), the Deposit Funds shall be delivered to Seller; or

(c) if this Agreement is terminated pursuant to Section 7.1 other than by Seller pursuant to Section 7.1(e)(iii), the Deposit Funds shall in each case be returned to Buyer within two (2) Business Days.

The provisions set forth in this Section 2.6 shall survive the termination of this Agreement, for any reason.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1 Disclaimer.  BUYER IS ACQUIRING THE PROPERTY “AS IS, WHERE IS” AND WITH ALL FAULTS AND DEFECTS.  BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR SELLER’S REPRESENTATIONS AND WARRANTIES AS EXPRESSLY SET FORTH IN SECTION 3.2, SELLER HAS NOT MADE, DOES NOT MAKE, WILL NOT BE OBLIGATED TO MAKE AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS, OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (A) ALL OR ANY PORTION OF THE PROPERTY AND/OR THE NATURE, QUALITY OR CONDITION OF THE PROPERTY, OR ANY PORTION THEREOF, INCLUDING, WITHOUT LIMITATION, WATER, SOIL OR GEOLOGICAL CONDITIONS, AND/OR THE PRESENCE OR ABSENCE OF ANY POLLUTANT, HAZARDOUS WASTE, HAZARDOUS MATERIAL, RADON, GAS OR OTHER GASEOUS, LIQUID OR SOLID SUBSTANCE OR WASTE ON OR ABOUT THE PROPERTY, OR ANY PORTION THEREOF, (B) THE PAST, PRESENT OR POTENTIAL FUTURE INCOME AND/OR PROFITS DERIVED OR TO BE DERIVED FROM THE PROPERTY, OR ANY PORTION THEREOF, (C) THE SUITABILITY OF THE PROPERTY, OR ANY PORTION THEREOF, FOR ANY AND ALL ACTIVITIES AND USES WHICH BUYER MAY INTEND TO CONDUCT THEREON, (D) THE COMPLIANCE OF OR BY THE PROPERTY, OR ANY PORTION THEREOF, OR ITS OPERATION AND USE, WITH (I) ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY, INCLUDING, WITHOUT LIMITATION, ANY LAWS, RULES, ORDINANCES OR REGULATIONS RELATING TO (a) ZONING AND LAND USE, (b) ENVIRONMENTAL MATTERS, (c) PERSONS WITH DISABILITIES, OR (d) ARCHITECTURAL BARRIERS, OR (II) ANY COVENANT, CONDITION OR RESTRICTION AFFECTING ALL OR ANY PORTION OF

THE PROPERTY, (E) THE MARKETABILITY, PROFITABILITY, HABITABILITY, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR USE OF THE PROPERTY, (F) THE PRESENCE OR ABSENCE OF ANY PARTIES IN POSSESSION OF THE PROPERTY, OR ANY PORTION THEREOF, (G) THE PRESENCE OR ABSENCE OF ANY VISIBLE OR APPARENT EASEMENTS AFFECTING THE PROPERTY, OR ANY PORTION THEREOF, OR (H) ANY OTHER MATTER RELATED TO OR CONCERNING THE PROPERTY; AND BUYER SHALL NOT SEEK RECOURSE AGAINST SELLER ON ACCOUNT OF ANY LOSS, COST OR EXPENSE SUFFERED OR INCURRED BY BUYER WITH REGARD TO ANY OF THE MATTERS DESCRIBED IN CLAUSES (A) THROUGH (H) PRECEDING, EXCEPT FOR SELLER’S REPRESENTATIONS AND WARRANTIES AS EXPRESSLY SET FORTH IN SECTION 3.2.  BUYER ACKNOWLEDGES THAT BUYER, HAVING BEEN GIVEN THE OPPORTUNITY TO INSPECT THE PROPERTY, IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE PROPERTY AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY OR ON BEHALF OF SELLER.  BUYER FURTHER ACKNOWLEDGES THAT NO INDEPENDENT INVESTIGATION OR VERIFICATION HAS BEEN OR WILL BE MADE BY SELLER WITH RESPECT TO ANY INFORMATION SUPPLIED BY OR ON BEHALF OF SELLER CONCERNING THE PROPERTY, AND SELLER MAKES NO REPRESENTATION AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION, IT BEING INTENDED BY THE PARTIES THAT BUYER SHALL VERIFY THE ACCURACY AND COMPLETENESS OF SUCH INFORMATION ITSELF.  BUYER ACKNOWLEDGES THAT THE DISCLAIMERS, AGREEMENTS AND OTHER STATEMENTS SET FORTH IN THIS SECTION 3.1 ARE AN INTEGRAL PORTION OF THIS AGREEMENT, THAT SELLER WOULD NOT AGREE TO SELL THE PROPERTY TO BUYER FOR THE PURCHASE PRICE WITHOUT THE DISCLAIMERS, AGREEMENTS AND OTHER STATEMENTS SET FORTH IN THIS SECTION 3.1 AND THAT THE PROVISIONS OF THIS SECTION 3.1 SHALL SURVIVE THE CLOSING AND THE DELIVERY OF THE BILL OF SALE AND ASSIGNMENT AND SHALL IN NO EVENT BE MERGED WITH OR INTO THE BILL OF SALE AND ASSIGNMENT.

3.2 Representations and Warranties of Seller.  To induce Buyer to enter into this Agreement and purchase the Assets, as of the date of this Agreement and the Closing Date, Seller represents and warrants to Buyer as follows (it being understood and agreed that as to representations and warranties based on the knowledge or belief of Seller):

(a) Organizational Matters.

(i)	Seller as Trustee. Seller is the Chapter 7 Trustee of Yazoo and Sterling, duly appointed pursuant to order of the Bankruptcy Court entered on December 8, 2009.

(ii)
Authority; Effective Agreement.  Subject to the approval of the Bankruptcy Court, Seller is duly authorized, and no other action is required in connection with, the execution and delivery of this Agreement by Seller and the performance by Seller of the transactions provided for herein.

(b) Miscellaneous Matters.

(i)
Required Consent/Approvals.  Except as required for approval by the Bankruptcy Court (the “Required Consent”), no approval, consent, or authorization of any Person must be obtained by or on behalf of Seller relating to the execution, delivery or performance of this Agreement and the transaction contemplated hereby.

(ii)
Brokers or Finders.  Seller has incurred no Liability for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement or the transactions contemplated hereunder.

3.3 Representations and Warranties of Buyer.  To induce Seller to enter into this Agreement, Buyer represents and warrants as follows.

(a) Status of Buyer.  Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Texas.  Buyer has all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

(b) Authority; Effective Agreement.  The authorized representatives of Buyer have duly authorized and approved the execution and delivery of this Agreement and the performance of the transactions provided for herein.  No other action is required in connection with the foregoing.  This Agreement is a legal, valid and binding obligation of Buyer and is enforceable against Buyer pursuant to its terms.  The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions provided for herein do not and will not, with or without the giving of notice, the passage of time, or both, conflict with, violate or result in the breach of any of the terms or conditions of, or constitute a default under (a) the organizational documents of Buyer, (b) any Contractual Obligation of Buyer, or (c) any Law to which Buyer is subject.

(c) Brokers or Finders.  Buyer has not incurred any Liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or the transactions contemplated hereunder.

ARTICLE 4
BANKRUPTCY COURT MATTERS

4.1 Bankruptcy Status.  Seller shall be the court-appointed Chapter 7 Trustee for both of the Debtors at the time of execution of this Agreement and shall remain so throughout the term of this Agreement.

4.2 Bankruptcy Court Filings.  As promptly as practicable following the execution of this Agreement, but in no event later than three (3) Business Days after the execution of this Agreement, Seller shall file (a) the Bidding Procedures Motion and seek the approval of the Bankruptcy Court of the Bidding Procedures Order and (b) the Sale Motion and seek the approval of the Bankruptcy Court of the Sale Order.  Buyer agrees that it will promptly take such actions as are reasonably requested by Seller to assist in obtaining entry of the Sale Order and a finding of adequate assurance of future performance by Buyer, including, without limitation, furnishing affidavits or other documents or information for filing with the Bankruptcy

Court for the purposes, among others, of providing necessary assurances of performance by Buyer under this Agreement and demonstrating that Buyer is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code.  In the event the entry of the Sale Order shall be appealed, each party shall use their respective commercially reasonable efforts to defend against such appeal.  In the event that an appeal is taken, or a stay pending appeal is requested from the Sale Order or the Bidding Procedures Order, Seller shall promptly notify Buyer of such appeal or stay request and shall provide Buyer within three (3) Business Days a copy of the relevant notice of appeal or order of stay.  Seller shall also provide Buyer with written notice of any motion or application filed in connection with any appeal from either of such orders. If no stay pending appeal is granted, the Buyer and the Seller may mutually determine to close the Contemplated Transactions.

4.3 Notice.  Notice of this Agreement, the Bidding Procedures Motion, the Sale Motion, the Bidding Procedures Order, and the Sale Order shall be in a form reasonably acceptable to Buyer and shall be served by the Seller in accordance with applicable Law (including, to the extent applicable, Rules 2002, 3016, 3017 and 6004 of the Federal Rules of Bankruptcy Procedure and any local rules or orders of the Bankruptcy Court) on all Persons required to receive notice under applicable Law.

4.4 Competing Transaction.  This Agreement is subject to approval by the Bankruptcy Court and the consideration by Seller of higher or otherwise better competing bids (each a “Competing Bid”) in accordance with the Bidding Procedures Order.

(a) Following the entry of the Bidding Procedures Order by the Bankruptcy Court and until the Contemplated Transactions are consummated, Seller is permitted to cause its Representatives to market and initiate contact with, solicit or encourage submission of any inquiries, proposals or offers by, any Person (in addition to Buyer and its Representatives) in connection with any sale or other disposition of all or any part of the Assets, alone or in connection with the sale or other disposition of any other asset of the Debtors.  In addition, during such time period, Seller has the responsibility and obligation to respond to any inquiries or offers to purchase all or any part of the Assets and perform any and all other acts related thereto which are required under the Bankruptcy Code or other applicable law, including supplying information relating to the Business and the assets of the Debtors to prospective purchasers;

(b) The Bidding Procedures Order shall have been entered by the Bankruptcy Court no later than April 15, 2010 including, without limitation, the following procedures and terms:

(i)	The Buyer Termination Fee (defined below);

(ii)
The initial competing bid must exceed the Cash Purchase Price offered hereunder by $275,000 (the Buyer Termination Fee of $175,000 plus the incremental overbid requirement of $100,000 as set forth below);

(iii)	Subsequent competing bids must exceed the immediately preceding bid by an increment of $100,000;

(iv)	Deadline to qualify as a Qualified Bidder set no later than April 25, 2010;

(v)	Auction to be held and completed no later than April 30, 2010;

(vi)	Commencement of a hearing before the Bankruptcy Court to approve the Contemplated Transactions and seek entry of the Sale Order no later than April 30, 2010;

(vii)	Entry of the Sale Order no later than April 30, 2010.

4.5 Buyer Termination Fee.  Seller agrees and acknowledges that Buyer’s negotiation and execution of this Agreement have required a substantial investment of management time and significant commitment of financial and other resources of Buyer, and that the negotiation and execution of this Agreement have provided significant value to the Debtors. Therefore, if the Bankruptcy Court fails to approve this Agreement because another offer for the purchase of the Assets is approved by the Bankruptcy Court, then if a Buyer Termination Event occurs, Seller shall pay to Buyer a termination fee, which will include reimbursement of Buyer’s costs and expenses in connection with the negotiation of and activities incident to this Agreement, in an amount equal to $175,000 (the “Buyer Termination Fee”).  The Buyer Termination Fee will be paid upon the Alternative Transaction.  Seller’s obligation to pay the Buyer Termination Fee shall constitute and be treated as a super priority administrative expense of the Debtors under Sections 503(b) and 507(b) of the Bankruptcy Code and shall be paid in cash immediately when due.  The parties agree that such sum is a reasonable estimate of Buyer’s costs, expenses and loss, and is fair consideration to induce Buyer to enter in to this Agreement.

ARTICLE 5
COVENANTS

5.1 Covenants to be Performed Prior to Closing.

(a) Access.  Until Closing, Seller will allow Buyer and its agents to (A) have access to the Assets and all documents and other data related thereto which is in the possession, custody or control of Seller and (B) conduct physical inspections, environmental and other assessments deemed necessary by Buyer to detect or study environmental conditions and determine if the Assets are suitable for Buyer’s intended use.  Seller will deliver such additional information relating to the Assets that is in the possession of Seller as reasonably requested by Buyer representatives.  The Buyer shall be solely responsible for inspecting, investigating, verifying and confirming to Buyer’s satisfaction the state of title to the Assets, the state of the Sublease, all matters of survey affecting the Assets, the condition of the Assets, the compliance by the Assets with all applicable Laws, including, without limitation, those pertaining to persons with disabilities, handicap access and architectural barriers and those pertaining to Hazardous Substances and other environmental matters, and with all restrictive covenants and all other matters pertinent to the ownership, use and occupancy of the Assets.  It is expressly agreed that all inspections, investigations, verifications and confirmations contemplated by this Section 5.1 shall be at Buyer’s sole cost, expense and risk. BUYER SHALL DEFEND, INDEMNIFY AND HOLD SELLER HARMLESS FROM AND AGAINST ANY AND ALL LIABILITIES, CLAIMS, CAUSES OF ACTION, DEMANDS, ACTIONS, LOSSES, DAMAGES, COSTS OR EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES AND COURT COSTS) INCIDENT TO, RESULTING FROM, OR IN ANY WAY ARISING OUT OF ANY ENTRY UPON OR INSPECTION BY OR ON BEHALF OF BUYER OF THE ASSETS.  The indemnification contained in this Section 5.1 shall survive the Closing or any termination of this Agreement.

(b) Notice of Breaches.  Promptly after gaining knowledge thereof, Seller will notify Buyer of any material breaches or violations by Seller, whether intentional or unintentional, of the representations, warranties, covenants or other terms, conditions or restrictions of this Agreement applicable to Seller.

(c) Assets.  Seller will obtain and deliver to Buyer, at its sole cost and expense, a duly executed bill of sale and assignment evidencing the sale, assignment, and transfer of the Assets to the Buyer in form and substance reasonably acceptable to Buyer in its reasonable discretion (the “Bill of Sale and Assignment”).

5.2 Covenants Continuing Beyond Closing.

(a) Expenses.  Except as otherwise provided in this Agreement, each party will bear all of its own expenses incurred by it in connection with this Agreement and the transactions contemplated thereby, including legal, accounting, and investment advisor fees and travel expenses.

ARTICLE 6
CLOSING

6.1 Date, Time and Location.  The closing under this Agreement (the “Closing”) will take place either at the offices of Jackson Walker L.L.P., 1401 McKinney, Suite 1900, Houston, Texas 77010 or at the Bob Casey Federal Courthouse, 515 Rusk Avenue, 4th Floor, Houston, Texas 77002 at 1:00 p.m. on April 30, 2010, or such other date prior to May 4, 2010, time or place as is mutually agreed upon by the parties (the “Closing Date”).

6.2 Transfer of Assets.  On the Closing Date, subject to the terms and conditions of this Agreement, Seller will convey, transfer, assign and deliver its interest in the Assets by way of a Bill of Sale and Assignment, executed and acknowledged by Seller, conveying the Assets to Buyer on an “as is, where is and with all faults” basis, without warranty.  Delivery of the Bill of Sale and Assignment by Seller will be made against payment of the Purchase Price by Buyer.

6.3 Payment of Purchase Price.  On the Closing Date, Buyer shall pay to Seller by wire transfer of immediately available funds into an account designated by Seller, the Cash Purchase Price minus (a) $900,000 (the “GLO Term Amount”) and (b) the amount of the Deposit Escrowed Funds (which shall be delivered to Seller by the Escrow Agent as described in Section 2.6(a)).  Thereafter, beginning on the first day of the second full month following the Closing Date, Buyer shall pay the GLO Term Amount directly to the GLO as follows, (a) $50,000 on the first day of each month for eleven (11) months and (b) $350,000 on the first day of the twelfth (12th) month.

6.4 Conditions to Buyer’s Obligation to Close.  The obligations of Buyer under this Agreement are subject to the satisfaction, on or prior to the Closing Date, of all the following conditions, compliance with which, or the occurrence of which, may be waived in writing, in whole or in part, by Buyer:

(a) Representations, Warranties and Covenants.

(i)
Continued Accuracy of Representations and Warranties.  All representations and warranties of Seller contained in this Agreement will be true and correct in all material respects as of the Closing Date with the same force and effect as if made on and as of the Closing Date.

(ii)
Performance of Agreements.  Seller will have performed and satisfied all covenants and conditions in all material respects required by this Agreement to be performed or satisfied by it on or prior to the Closing Date.

(b) Agreements of the GLO.  The GLO shall have, in writing: (a) accepted the transfer of the Leases from Sterling to Buyer; (b) acknowledged and agreed that all royalties, interest, and penalty payments due or owing with respect to the Leases have been satisfied and the Leases are free and clear of any past due and owing royalties, interest, and penalty payments; (c) acknowledged and agreed that the Leases are valid and continuing; and (d) to accept, in full satisfaction of its proof of claim against the Debtors in the Bankruptcy Cases, $900,000 of the Purchase Price at Closing and (ii) the GLO Term Amount, paid as provided in Section 6.3; it being agreed and understood that Seller will, upon request of Buyer, join any required action, if necessary, to accomplish the foregoing;

(c) Agreements of the RRC.  The RRC shall have agreed, in writing (a) to the conditions which must be corrected in order to correct, within the meaning of Tex. Nat. Res. Code § 91.101, the conditions that caused the Bond Funds to be collected (as so agreed by the RRC, the “Sterling Bond Defaults”) and (b) that, upon the correction of the Sterling Bond Defaults and the satisfaction of the RRC’s ordinary course practice for the processing of refunds pursuant to Tex. Nat. Res. Code § 91.101, Buyer shall be entitled to the Bond Funds and that they will be paid directly to Buyer; it being agreed and understood that Seller will, upon request of Buyer, join any required action, if necessary, to accomplish the foregoing;

(d) Bidding Procedures Order. The Bankruptcy Court shall have entered an order in the form of the Bidding Procedures Order no later than April 15, 2010;

(e) Sale Order.  The Bankruptcy Court shall have entered an order in the form of the Sale Order approving the transactions described herein no later than April 30, 2010.

(f) Bill of Sale and Assignment.  Buyer shall have received, at or prior to Closing, the Bill of Sale and Assignment duly executed and acknowledged by Seller.

(g) Other Documents.  Seller will have executed and delivered to Buyer such other documents, bills of sale, assignments and other instruments of transfer or conveyance as may be necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Assets to Buyer and grant of security interest to Seller in form and substance mutually acceptable to Buyer and Seller.

(h) Non-Foreign Affidavit.  Seller will deliver, or cause to be delivered, to Buyer a certificate of non-foreign status pursuant to section 1445 of the Code and the Treasury Regulations promulgated thereunder.

(i) Contemporaneous Settlements.  [Intentionally Omitted].

6.5 Conditions to Seller’s Obligation to Close.  The obligations of Seller hereunder are subject to the satisfaction, on or prior to the Closing Date, of all of the following conditions, compliance with which, or the occurrence of which, may be waived, in writing, in whole or in part by Buyer.

(a) Representations, Warranties and Covenants.

(i)
Continued Accuracy of Representations and Warranties.  All representations and warranties of Buyer contained in this Agreement will be true in all respects as of the Closing Date with the same force and effect as if made on and as of the Closing Date.

(ii)
Performance of Agreements.  Buyer will have performed and satisfied all covenants and conditions required by this Agreement to be performed or satisfied by it on or prior to the Closing Date, including payment of the Purchase Price.

(b) Sale Order.  The Bankruptcy Court will have entered an order in form substantially similar to the Sale Order approving the transactions described herein, which order will not have been stayed, modified, reversed or amended in any manner adverse to Seller, and all other orders, approvals and consents from the Bankruptcy Court required to consummate the transactions described herein.

(c) Other Documents.  Buyer will have executed and/or delivered such other documents, instruments and evidences that may be reasonably required of Buyer in connection with the Closing as may be necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Assets to Buyer in form and substance mutually acceptable to Buyer and Seller.

6.6 Closing Costs.

(a) Recording Costs.  Buyer shall pay all costs of recording the Bill of Sale and Assignment and any instruments necessary to evidence or affect the release of any monetary Liens to be released at or prior to Closing and all other recording costs.

(b) Brokers.  Each party shall be responsible for the payment of commissions, fees and expenses payable to any real estate broker or agent engaged by such party.

(c) Professional Fees.  Each party shall be responsible for the payment of fees and expenses of its attorneys, accountants and other advisors.

(d) Other Costs and Expenses.  The costs of any appraisal and any engineering, soil, environmental, property and other inspections, investigations, tests or reports which Buyer obtains in connection with this transaction shall be paid by Buyer.

ARTICLE 7
TERMINATION

7.1 Grounds for Termination.  Notwithstanding any contrary provision contained herein, this Agreement may be terminated and the transactions contemplated hereby may be abandoned by:

(a) written agreement of the parties at any time before the Closing:

(b) either Seller or Buyer (i) if any of the Assets are damaged or destroyed by reason of fire, natural catastrophe, casualty or any other cause whatsoever prior to the Closing and cannot be repaired or restored to its pre-casualty condition by Seller prior to the Closing for a cost not in excess of $100,000.00; or (ii) a material portion of the Assets necessary for the operation becomes subject to a taking by virtue of eminent domain (or any action to so take is commenced).

(c) either Seller or Buyer, (i) at any time after April 30, 2010, if the Sale Order has not been entered by such date (provided Seller will not have the right to terminate to the extent Seller has failed to diligently pursue the entry of the Sale Order), or (ii) immediately upon notice to the other party, if any Law makes the consummation of the transactions contemplated hereby illegal or otherwise prohibited or consummating the transactions contemplated hereby would violate any non-appealable final order, decree or judgment of any Governmental Authority having competent jurisdiction;

(d) Buyer (i) at any time before the Closing, if any condition listed in Section 6.4 has become incapable of fulfillment or cure and have not have been waived by Buyer, provided that Buyer is not then in breach of this Agreement; (ii) at any time after April 30, 2010, unless the failure is due to the action or inaction of, or breach of this Agreement by, Buyer; (iii) if the Closing has not occurred as the result of Seller’s failure to consummate the transactions contemplated hereunder within five (5) days after the satisfaction of the conditions listed in Section 6.5, provided that Buyer is ready to close; (iv) in the event of a material breach by Seller of the covenants contained in Section 4.1; or (v) if the Bankruptcy Court shall enter an order approving a Competing Bid or Alternative Transaction; and

(e) Seller (i) at any time before the Closing, if any condition listed in Section 6.5 has become incapable of fulfillment or cure and has not been waived by Seller, provided that Seller is not then in breach of this Agreement; (ii) at any time after April 30, 2010, if the Closing fails to occur by such date, unless the failure is due to the action or inaction of, or breach of this Agreement by, Seller; or (iii) if the Closing has not occurred as the result of the failure of Buyer to consummate the transactions contemplated hereunder within five (5) days after the satisfaction of the conditions set forth in Section 6.4, so long as Seller is ready to close.

7.2 Effect Of Termination.  If this Agreement is terminated under Section 7.1, the party terminating will promptly provide written notice thereof to the other party and this Agreement will thereafter become void and have no further force and effect and, except for those provisions that expressly survive the termination of this Agreement, all further obligations of the parties to each other under this Agreement will terminate without further obligation or liability, except as provided in this Section 7.2.

(a) Return of Information.  Upon the termination of this Agreement, (a) each party will return all documents, work papers and other material of any other party relating to the transactions contemplated by this Agreement, whether obtained before or after the execution of this Agreement, to the party furnishing the same, and (b) Buyer will provide to Seller all documents, work papers and other materials obtained, generated, created, compiled, or otherwise prepared by or for Buyer related to the transactions contemplated by this Agreement.

(b) Fees and Costs.  Except as provided herein, the parties shall bear their own respective costs in connection with the transactions contemplated herein.

(c) Survival.  Section 7.1 and Section 7.2 will survive termination of this Agreement.

7.3 Effect of Casualty/Condemnation.  If, at any time after the date of this Agreement and prior to Closing, (a) the Assets are destroyed or suffer any damage, whether by reason of fire, natural catastrophe, casualty or any other cause whatsoever, or (b) a material portion of the Assets necessary for the operation becomes subject to a taking by virtue of eminent domain (or any action to so take is commenced), and (c) this Agreement is not terminated by Buyer or Seller pursuant to Section 7.1(c), then the Closing shall nevertheless occur on the scheduled date for Closing without adjustment to Purchase Price, except that:

(a) In the event of an occurrence described in clause (a) of Section 7.1, Seller shall, at its option and in its sole discretion, either (a) at Seller’s expense, repair or restore the Assets to at least its condition as existed immediately prior to such occurrence or (b) afford Buyer a credit against the Purchase Price in the amount equal to the amount determined as of the date of Closing reasonably necessary to effect such repair and restoration (provided that Seller shall in either event retain all rights to any insurance proceeds payable thereon).

(b) In the event of an occurrence described in clause (b) of Section 7.1 and the parties do not elect to terminate, then, at Closing, Seller shall assign to Buyer all of Seller’s right, title and interest in and to the condemnation award payable to Seller as a result of such taking, or, if such award is paid to Seller prior to Closing, Seller shall afford Buyer a credit against the Purchase Price in the amount of such award so paid to Seller.

7.4 Seller’s Default.  In the event Seller defaults in its obligations under this Agreement, Buyer will have remedies available at law or in equity.

ARTICLE 8
NOTICES, CONSTRUCTION AND INTERPRETATION

8.1 Notices.  All notices and other communications given to any party hereto pursuant to this Agreement will be in writing and will be sent either by (i) certified mail, postage prepaid, return receipt requested; or (ii) an overnight express courier service that provides written confirmation of delivery; addressed as follows:

If to Seller: Cage, Hill & Niehaus, LLP 5851 San Felipe, Suite 950 Houston, Texas 77057 Attn: Joseph Hill, Chapter 7 Trustee for Sterling/Yazoo	With a copy to: Cage, Hill & Niehaus, LLP 5851 San Felipe, Suite 950 Houston, Texas 77057 Attn: Tim Wentworth
If to Buyer: VHGI Gulf Coast Holdings, Inc. 5698 Bayou Glen Houston, Texas 77056 Attention: John Thibeaux, President	With a copy to: Richard F. Dahlson, Esq. Jackson Walker L.L.P. 901 Main Street, Suite 6000 Dallas, Texas 75202
Any communication given pursuant to this Section 8.1 shall be deemed to be delivered on the third business day after deposit in the United States Mail, or on the next business day if sent by overnight courier. A party may change its address for receiving communications pursuant to this Article by giving notice of a new address in the manner provided herein.

8.2 Entire Agreement; Modification.  This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect thereto are hereby superseded in their entirety except as specifically provided herein.  This Agreement may only be amended or modified by a written document executed by all parties hereto.

8.3 Waiver.  No waiver of any provision of this Agreement will be deemed or will constitute a waiver of any other provision hereof (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provided.

8.4 Headings, Etc.  The Table of Contents and the Article, Section and subsection headings are included solely for reference and will not be deemed to provide an accurate description of the content of any Article, Section or subsection of or otherwise affect the meaning or interpretation of any provision.  All references in this Agreement to “Articles,” “Sections,” “Exhibits” and “Schedules” are to “Articles” and “Sections” of, and “Exhibits” and “Schedules” to, this Agreement, unless the context expressly indicates otherwise.

8.5 Attachments.  Schedules and Exhibits attached to this Agreement are an integral part of this Agreement and are expressly incorporated herein by reference.

8.6 Severability.  If any term or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable in any respect, the remainder of the terms and provisions will be unaffected and will remain in full force and effect, and any such invalid, void or unenforceable term or provision will be construed by limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.

8.7 Assignment.  This Agreement may be assigned by Buyer only with the prior written consent of any other party to this Agreement, such prior written consent not to be unreasonably withheld; provided Buyer may assign this Agreement without Seller’s consent to an Affiliate of Buyer.  This Agreement will bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns (each of which successors and permitted assigns will be deemed to be a party hereto for all purposes).

8.8 No Third Party Beneficiary Rights.  This Agreement is not intended to and will not be construed to give any Person, other than the parties’ signatory hereto and their permitted assigns, any interest, claim, right or remedy (including, any third party beneficiary rights) under, in or as to this Agreement except as otherwise expressly provided herein.

8.9 Jurisdiction.  The Bankruptcy Court shall have jurisdiction over any dispute, controversy or claim arising from the transactions contemplated herein.  If the Bankruptcy Court is unwilling or unable to hear such a dispute, controversy or claim, the state and federal courts of the United States of America located in Houston or Harris County, Texas will have sole jurisdiction and venue over such dispute, controversy or claim.  Nothing contained herein shall affect the right of any party to serve legal process in any other manner permitted by law or in equity.

8.10 Governing Law.  This Agreement will be governed by and construed pursuant to the Laws of Texas, without giving effect to any choice or conflict of law provision or rule that would cause the application of the Laws of any other jurisdiction.

8.11 Construction.  Each of the parties hereto participated in drafting this Agreement after appropriate consultation with counsel.  Therefore, the language of this Agreement will not be preemptively construed against any of the parties hereto.

8.12 Interpretation.  In this Agreement, the word “include” means “include, without limitation” and “including” means “including, but not limited to”.

8.13 Counterparts.  This Agreement may be executed in multiple counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound by the terms hereof, have hereunto set their hands, as of the date first above written.

VHGI GULF COAST HOLDINGS, LLC By: /s/ John Thibeaux John Thibeaux, President

/s/ Joe Hill, Trustee Joe Hill, in his capacity as the Chapter 7 Trustee of the Estates of Yazoo Pipeline Co., L.P. and Sterling Exploration & Production Co., L.L.C.